Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

CALIX, INC.,

OCEAN SUB I, INC.,

OCEAN SUB II, LLC

AND

OCCAM NETWORKS, INC.

SEPTEMBER 16, 2010

i

ii

iii

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of September 16, 2010, is entered into by and among Occam Networks, Inc., a Delaware corporation (the “Company”), Calix, Inc., a Delaware corporation (“Parent”), Ocean Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Ocean Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Second Merger Sub”).

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub, the sole member of Second Merger Sub and the board of directors of the Company (the “Company Board of Directors”) deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and the Company engage in a business combination transaction as contemplated by this Agreement;

WHEREAS, Parent and the Company desire that Parent combine its businesses with the businesses operated by the Company through (i) the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “First Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) immediately following the First Merger, the merger of the Company with and into Second Merger Sub, with Second Merger Sub as the surviving entity (the “Second Merger”), as more fully provided in this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, for Federal income tax purposes, it is intended that the First Merger and the Second Merger shall be treated as a single integrated transaction (collectively, the “Transaction”) and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement will be, and is, adopted as a plan of reorganization; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, the directors, officers and their affiliates who are stockholders of the Company are executing voting agreements in favor of Parent (the “Support Agreements”).

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.01         Definitions.

(a)           As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, expression of interest, proposal or offer relating to, or any Person’s indication of interest in, any transaction or series of transactions involving: (i) the sale, lease, exchange, transfer, license, disposition or acquisition from the Acquired Companies of any business or businesses or assets that constitute or account for 15% or more of the assets of the Acquired Companies, taken as a whole (either as measured by the fair market value thereof or by revenues on a consolidated basis attributable thereto), (ii) any merger, consolidation, amalgamation, share exchange, business combination, recapitalization or other similar transaction in which any of the Acquired Companies is a constituent corporation and which would result in a third party acquiring record or beneficial ownership of securities representing more than 15% of any class of voting securities of any resulting parent company of the Company or its parent company (if the Company is a surviving corporation) or resulting company or its parent company (if the Company is not a surviving corporation), (iii) any issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (y) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Companies, or (z) in which any of the Acquired Companies issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Companies to any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons or (iv) any liquidation or dissolution of any of the Acquired Companies.

“Additional Cashed Out Awards”  if the number of shares of Parent Common Stock issuable pursuant to this Agreement exceeds the number of shares that Parent may issue without the consent of its stockholders pursuant to Section 312.03(c) of the NYSE Listed Company Manual (such excess, the “Share Issuance Excess”), then “Additional Cashed Out Awards” shall mean those Company Compensatory Awards selected in accordance with the next sentences that are not Vested Compensatory Awards covering that number of shares of Company Common Stock calculated by dividing the Share Issuance Excess by the Compensatory Award Exchange Ratio and rounding up to the nearest share.  The specific Company Compensatory Awards that constitute Additional Cashed Out Awards will be selected in reverse order of per share exercise price with those Company Compensatory Awards having the highest per share exercise price selected first.  In the event specific Company Compensatory Awards must be selected among Company Compensatory Awards having the same exercise price, then such selection shall be made in order of the date of grant with the earliest date of grant selected first.  For the purposes of this definition, Company Restricted Stock Units shall be treated as having an exercise price equal to zero.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar legal requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Average Parent Common Stock Closing Price” means the volume weighted average trading price of Parent Common Stock during the five (5) consecutive trading days ending on the trading day that is one day prior to the Closing Date, as defined as “VWAP” in the Bloomberg function VAP.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash-Out Per Share Consideration” means the sum of (A) the Per Share Cash Amount and (B) an amount in cash equal to the product of (1) the Per Share Exchange Ratio and (2) the Average Parent Common Stock Closing Price.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2010 and the notes thereto.

“Company Balance Sheet Date” means June 30, 2010.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Compensatory Award” means each Company Stock Option, Company RSU and other equity based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan other than a Company Restricted Stock Award.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equityholder” means a Company stockholder or a Company Stock Optionholder, as the case may be.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company

“Company Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that no event, change, development or state of facts resulting from the following shall constitute, in and of itself, either alone or in combination, a Company Material Adverse Effect to the extent such event, change, development or state of facts results from or arises out of, directly or indirectly:  (i) general economic conditions in the United States economy or any other country (or changes in such conditions), general conditions in the industries in which the Acquired Companies conduct business (or any changes in such conditions) or general conditions in the securities or financial markets in the United States or any other country (or changes in such conditions); (ii) any change in GAAP or any change in Applicable Laws applicable to the operation of the business of the Acquired Companies; (iii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Company Material Adverse Effect; (iv) political conditions (or changes in such conditions) in the United States or any other country in which the Acquired Companies conduct business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which the Acquired Companies conduct business; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country in which the Acquired Companies conduct business; (vi) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss of employees, customers or suppliers, provided that this clause (vi) shall not preclude any contractual consequences that arise under the terms of any existing Contract to which the Company is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been a Company Material Adverse Effect; or (vii) any actions taken or failure to take action, in each case, which Parent has approved, consented to or requested, in each case in writing; provided, that any event, change, development or state of facts described in clauses (i), (ii), (iv) or (v) may be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such event, change, development or state of facts has or would reasonably be expected to have a disproportionate impact on the Acquired Companies, taken as a whole, as compared to other companies that conduct business in the countries and in the industries in which the Acquired Companies conduct business.

“Company ESPP” means the Company’s 2006 Employee Stock Purchase Plan, as amended.

“Company RSU” means any restricted stock unit with respect to Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Stock Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Stock Optionholder” means a holder of a Company Stock Option.

“Company Stock Plans” means the Company’s 1997 Stock Option/Stock Issuance Plan, 1999 Stock Plan, Amended and Restated 2000 Stock Incentive Plan and the 2006 Equity Plan, as amended and restated..

“Company Preferred Stock” means the preferred stock, $0.001 par value, of the Company.

“Compensatory Award Exchange Ratio” means an amount equal to the sum of (A) the Per Share Exchange Ratio and (B) (1) the Per Share Cash Amount divided by (2) the Average Parent Common Stock Closing Price.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease or any other binding commitment, plan or arrangement, whether oral or written.

“Environmental Laws” means any Applicable Law relating to occupational health and safety (with respect to the exposure to Hazardous Substances), the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Intellectual Property Rights” means and includes all (a) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, 800 numbers and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secret rights and other rights in non-public information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, which may include, e.g., know-how, business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information, (g) rights in URL and domain name registrations, (h) rights in inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to the Acquired Companies the actual knowledge of each of Bob Howard Anderson and Jeanne Seeley, and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports and (ii) with respect to Parent, Merger Sub and Second Merger Sub, the actual knowledge of each of Carl Russo, Roger Weingarth and Kelyn Brannon and the knowledge that each of such individuals should have obtained after reasonable inquiry of their direct reports.  With respect to Intellectual Property Rights or Technology, the term “reasonable inquiry” does not require any Acquired Company to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark, or other Intellectual Property Right clearance searches, and no knowledge of any third party patents, trademarks, or other Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to any Acquired Company.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Order” means any order, judgment, decree, injunction, ruling or writ of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under Applicable Law.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of June 26, 2010 and the notes thereto.

“Parent Balance Sheet Date” means June 26, 2010.

“Parent Common Stock” means the common stock, $0.025 par value, of Parent.

“Parent Material Adverse Effect” means any event, change, development or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of Parent or its Subsidiaries, taken as a whole; provided, however, that no event, change, development or state of facts resulting from the following shall constitute, in and of itself, either alone or in combination, a Parent Material Adverse Effect to the extent such event, change, development or state of facts results from or arises out of, directly or indirectly:  (i) general economic conditions in the United States economy or any other country (or changes in such conditions), general conditions in the industries in which Parent or any of its Subsidiaries conduct business (or any changes in such conditions) or general conditions in the securities or financial markets in the United States or any other country (or changes in such conditions); (ii) any change in GAAP or any change in Applicable Laws applicable to the operation of the business of Parent or any of its Subsidiaries; (iii) any decline in the market price, or change in trading volume, of the capital stock of Parent or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there has been a Parent Material Adverse Effect); (iv) political conditions (or changes in such conditions) in the United States or any other country in which Parent or any of its Subsidiaries conduct business or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country in which Parent or any of its Subsidiaries conduct business; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country in which Parent or any of its Subsidiaries conduct business; (vi) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including the loss of employees, customers or suppliers, provided that this clause (vi) shall not preclude any contractual consequences that arise under the terms of any existing Contract to which Parent is a party solely as a result of the execution of this Agreement or consummation of the Transaction from being considered in determining whether there has been a Parent Material Adverse Effect; or (vii) any actions taken or failure to take action, in each case, which Company has approved, consented to or requested, in each case in writing; provided, that any event, change, development or state of facts described in clauses (i), (ii), (iv) or (v) may be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent such event, change, development or state of facts has or would reasonably be expected to have a disproportionate impact on Parent and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the countries and in the industries in which Parent and its Subsidiaries conduct business.

“Parent Option” means any option to purchase Parent Common Stock which was granted pursuant to a Parent Option Plan.

“Parent Option Plans” means Parent’s Amended and Restated 2000 Stock Plan, Amended and Restated 2002 Stock Plan, Optical Solutions, Inc. Amended and Restated 1997 Long-Term Incentive and Stock Option Plan and 2010 Equity Incentive Award Plan.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Per Share Cash Amount” means $3.8337 in cash.

“Per Share Consideration” shall be an amount equal to a combination of (i) the Per Share Cash Amount and (z) the Per Share Exchange Ratio.

“Per Share Exchange Ratio” means 0.2925 of a share of Parent Common Stock.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit or examination commenced, brought, conducted or heard by or pending before any court or other Governmental Authority.

“Prospectus/Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, registered trademarks, registered mask works, and domain names, and all applications for any of the foregoing.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the First Merger, as said registration statement may be amended from time to time.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations thereunder).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50.1% for these purposes) that did not result from or arise in connection with a breach of this Agreement by the Company and that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and (ii) any adjustment to the terms and conditions of this Agreement in response to such Acquisition Proposal that have been delivered to the Company by Parent in writing during the Notice Period contemplated by Section 6.03(f), that Parent has irrevocably committed to in writing and that are binding on Parent.

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign), (ii) in the case of any Acquired Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have effected a Change of Board Recommendation; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that the Transaction is in the best interests of the Company’s stockholders; (iii) an Acquisition Proposal is publicly announced, and the Company Board of Directors fails to publicly reaffirm the Company Board Recommendation, or fails to publicly reaffirm its determination that the Transaction is in the best interests of the Company’s stockholders, within 10 Business Days after Parent requests in writing (but in no event later than the Business Day prior to the date of the Company’s Stockholder Meeting if the Company has been given such written request at least three Business Days prior to the Company’s Stockholder Meeting) that such recommendation or determination be reaffirmed; (iv) the Company Board of Directors shall have approved, endorsed or publicly recommended to its stockholders any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(d)); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (vii) any of the Acquired Companies shall have intentionally and materially breached the provisions set forth in Section 6.03.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, schematics, design information, bills of material, build instructions, tooling requirements, manufacturing processes, specifications, technical data, software code (in any form, including source code and executable or object code), build scripts, test scripts, algorithms, APIs, subroutines, techniques, user interfaces, URLs, IP cores, net lists, GDSII files, photomasks, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

401(k) Plan	6.05
Acquisition	9.03(i)(i)
Acquisition Proposal	9.03(i)(i)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(f)(i)
Book-Entry Shares	3.02(a)
Cancelled Shares	3.01(d)
Cashed Out Award Consideration	3.06(a)
Cashed Out Compensatory Award	3.06(a)
Certificate	3.01(b)
Change of Board Recommendation	6.02(c)
Closing	2.01
Closing Date	2.01
Code	Recitals
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)(i)
Company Cure Period	9.01(g)
Company Financial Advisor	4.22
Company Financial Statements	4.06(b)
Company Fundamental Representations	8.02(a)(i)
Company Material Contract	4.09(a)
Company Real Property	4.12(a)
Company SEC Documents	4.06(a)
Company Securities	4.05(c)
Company Stockholder Meeting	6.02(a)
Company Termination Fee	9.03(b)(i)
Confidentiality Agreement	7.03(a)
D&O Insurance	7.06(b)
Continuing Employee	7.05(a)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.07(a)
DLLCA	Recitals

Term	Section

EDGAR	4
Effective Time	2.02(a)
Employee Plans	4.18(b)
End Date	9.01(b)
Exchange Agent	3.02(a)
Exchange Fund	3.02(a)
Export Laws	4.10(b)
Final Exercise Date	7.04(b)
First Certificate of Merger	2.02(a)
First Merger	Recitals
Indemnified Persons	7.06(a)
Interim Surviving Corporation	2.02(a)
Intervening Event	6.03(e)
Maximum Annual Premium	7.06(b)
Intervening Event Notice Period	6.03(e)(i)
Merger Sub	Preamble
Non-Employee Compensatory Award	3.06(a)
Notice Period	6.03(f)(i)
Other Interested Party	6.03(c)
Parent	Preamble
Parent Benefit Plans	5.15
Parent Board of Directors	Recitals
Parent Closing Certificate	8.03(d)(i)
Parent Cure Period	9.01(h)
Parent Financial Advisor	5.17
Parent Financial Statements	5.07(b)
Parent Fundamental Representations	8.03(a)(i)
Parent Material Contracts	5.10(a)
Parent Preferred Stock	5.05(a)
Parent Related Person	5.16
Parent SEC Documents	5.07(a)
Permits	4.16
Permitted Liens	4.13(a)(vii)
Permitted Source Code Delivery	4.14(l)
Real Property Lease	4.12(a)
Related Person	4.20
Required Company Stockholder Approval	4.02(a)
Sarbanes-Oxley Act	4.06(d)
Second Certificate of Merger	2.03(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Section 16 Information	7.09

Term	Section

Significant Supplier	4.21
Standard Technology Contract	4.09(a)(ii)
Stock Issuance	3.02(g)
Support Agreements	Recitals
Surviving Company	2.03(a)
Tax Representation Letters	6.07(c)
Transaction	Recitals
Vested Compensatory Award	3.06(a)
WARN Act	4.18(r)

Section 1.02         Definitional and Interpretative Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)           The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)           All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)            The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement.  Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(g)           A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(h)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.  No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.  No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).  The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(i)            For purposes of this Agreement, an “intentional breach” or a breach of this agreement which is “intended” or “intentional” or a breach which is modified by words of similar import as used herein shall mean that a party knowingly undertook an action when such party knew or should reasonably be expected to know that such action was, or could reasonably be expected to be determined to be, a breach of this Agreement.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01         The Closing.  The consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of those conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02         The First Merger.

(a)           At the Closing, the parties shall cause the First Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “First Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the First Merger.  The First Merger shall become effective at the time the First Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).  As a result of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, subject to Section 2.03, shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware.  The Company, in its capacity as the corporation surviving the First Merger, is sometimes referred to in this Agreement as the “Interim Surviving Corporation.”

(b)           The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Interim Surviving Corporation.

(c)           At the Effective Time, (i) the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Interim Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and this Agreement and as provided in such certificate of incorporation or bylaws and until the Second Merger becomes effective.

(d)           From and after the Effective Time, the officers of the Company shall be the officers of the Interim Surviving Corporation and the directors of Merger Sub shall be the directors of the Interim Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Interim Surviving Corporation and until the Second Merger becomes effective.  On or prior to the Closing Date, the Company shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of the Company, such resignations to be effective as of the Effective Time.

(e)           If, at any time after the Effective Time, the Interim Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Interim Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Interim Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Interim Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Interim Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 2.03         The Second Merger.

(a)           Immediately following the Effective Time, Parent shall cause the Second Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger in the form attached hereto as Exhibit C (the “Second Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL and the DLLCA, and shall make all other filings or recordings required under the DGCL and DLLCA in order to consummate the Second Merger.  There shall be no conditions to the completion of the Second Merger other than the completion of the First Merger.  The Second Merger shall become effective at the time the Second Certificate of Merger has been filed with the Delaware Secretary of State.  As a result of the Second Merger, the separate corporate existence of the Interim Surviving Corporation shall cease and Second Merger Sub shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware.  Second Merger Sub, in its capacity as the entity surviving the Second Merger, is sometimes referred to in this Agreement as the “Surviving Company.”

(b)           The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing (and subject thereto), at the effective time of the Second Merger, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation shall vest in Second Merger Sub as the surviving entity in the Second Merger, and all debts, liabilities and duties of the Interim Surviving Corporation shall become the debts, liabilities and duties of Second Merger Sub as the surviving entity in the Second Merger.

(c)           At the effective time of the Second Merger, the organizational documents of the Second Merger Sub in effect immediately prior to the effective time of the Second Merger shall be the applicable organizational documents of the Surviving Company (with any reasonable modifications, including as required by the DLLCA), in each case, until thereafter amended in accordance with the DLLCA and as provided in such organizational documents.

(d)           From and after the effective time of the Second Merger, the officers of the Second Merger Sub shall be the officers of the Surviving Company, until their respective successors are duly elected and qualified in accordance with the organizational documents of the Surviving Company.  For the avoidance of doubt, the Surviving Company shall initially be managed by Parent, as its sole member.

(e)           If, at any time after the effective time of the Second Merger, the Surviving Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Interim Surviving Corporation or (ii) otherwise carry out the provisions of this Agreement, the Interim Surviving Corporation and its officers and directors shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Company and otherwise to carry out the provisions of this Agreement, and the officers and sole member of the Surviving Company are authorized in the name of the Interim Surviving Corporation or otherwise to take any and all such action.

ARTICLE 3.

CONVERSION OF SECURITIES

Section 3.01         Effect of First Merger on Capital Stock.  At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub, Second Merger Sub or the Company or their respective stockholders or members, as applicable:

(a)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall be converted into and shall thereafter represent the right to receive the Per Share Consideration.

(b)           From and after the Effective Time, all of the shares of Company Common Stock converted into the Per Share Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Per Share Consideration, (ii) any dividends and other distributions in accordance with Section 3.02(g), and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 3.03.

(c)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Per Share Consideration, the Per Share Cash Amount, the Per Share Exchange Ratio and any other number or amount contained in this Agreement which is based on the price of Parent Common Stock or Company Common Stock or the number of shares of Parent Common Stock or Company Common Stock, as the case may be, shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d)           At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub or Second Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the First Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e)           At the Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Interim Surviving Corporation.

Section 3.02         Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint Mellon Investor Services LLC as the exchange agent (the “Exchange Agent”) and promptly following the Effective Time shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, an amount of cash in U.S. dollars sufficient to pay, and shall make available to the Exchange Agent certificates representing the shares of Parent Common Stock sufficient to issue, the Per Share Consideration payable and issuable pursuant to Section 3.01 and the Cashed Out Award Consideration payable pursuant to Section 3.06, payable, in the case of Company Common Stock, upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof)  or non-certificated Company Common Stock represented by book-entry (“Book-Entry Shares”) and payable pursuant to the provisions of this Article 3.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 3.02(g).  Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and such cash in lieu of fractional shares to be paid pursuant to Section 3.03) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Consideration contemplated to be issued pursuant to Section 3.01 and the Cashed Out Award Consideration contemplated to be issued pursuant to Section 3.06(a) out of the Exchange Fund.  Except as contemplated by this Section 3.02, the Exchange Fund shall not be used for any other purpose.

(b)           As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Per Share Consideration. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(c)           Each holder of shares of Company Common Stock that have been converted into a right to receive the Per Share Consideration will be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 3.01 (after taking into account all shares of Company Common Stock then held by such holder) and/or (B) a check in the amount equal to the cash portion of the Per Share Consideration that such holder has the right to receive pursuant to Section 3.01 and this Article 3, including cash payable in lieu of fractional shares pursuant to Section 3.03 and dividends and other distributions pursuant to Section 3.02(g) (less any required Tax withholding).  Each holder of a Cashed Out Compensatory Award that has been converted into a right to receive cash will be entitled to receive in exchange therefor a check in the amount equal to the Cashed Out Award Consideration that such holder has the right to receive pursuant to Section 3.06(a) and this Article 3 (less any required Tax withholding).  No interest shall be paid or accrued on any Per Share Consideration or Cashed Out Award Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates or Company Stock Options.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Per Share Consideration.

(d)           If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Per Share Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Per Share Consideration shall pay to the Exchange Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           After the Effective Time, there shall be no further registration of Transfers of shares of Company Common Stock.  From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent, the Interim Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards after the one-year anniversary of the Effective Time shall be returned to Parent, upon demand.  Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Per Share Consideration in accordance with this Section 3.02 and any holder of a Cashed Out

Compensatory Award who has not received the Cashed Out Award Consideration in accordance with Section 3.06(a) prior to that time shall thereafter look only to Parent for delivery of the Per Share Consideration or Cashed Out Award Consideration in respect of such holder’s shares of Company Common Stock or Cashed Out Compensatory Award.  Notwithstanding the foregoing, neither Parent, the Company nor the Interim Surviving Corporation shall be liable to any Company Common Stock or holder of Cashed Out Compensatory Awards for any Per Share Consideration or Cashed Out Award Consideration properly delivered to a public official pursuant to applicable abandoned property laws.  Any Per Share Consideration or Cashed Out Award Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)           No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 3.02.  Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, an amount equal to all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, an amount equal to the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger (the “Stock Issuance”) and all shares of Parent Common Stock to be issued pursuant to Section 3.06(a) shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)           Any portion of the Per Share Consideration deposited with the Exchange Agent pursuant to this Section 3.02 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent, upon demand.

(i)            All Per Share Consideration or Cashed Out Award Consideration issued and paid upon conversion of the Company Common Stock or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.03), shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed Out Compensatory Awards, respectively.

Section 3.03         Fractional Shares.  No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued.  Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent

Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificates, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the New York Stock Exchange on the date the First Merger becomes effective.

Section 3.04                            Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article 3.

Section 3.05                            Withholding Rights.  Each of Parent, Merger Sub and the Interim Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law.  To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Interim Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.06                            Treatment of Company Compensatory Awards and Restricted Stock Awards.

(a)                                  At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, (1) each Company Compensatory Award that is outstanding immediately prior to the Effective Time and that has a per share exercise price that is less than the Cash-Out Per Share Consideration, and which pursuant to its terms was and/or shall become vested as of the Effective Time (each a “Vested Compensatory Award”), (2) each Additional Cashed Out Award (if any) and (3) unless determined otherwise by Parent, each Company Compensatory Award that is held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Non-Employee Compensatory Award” and together with the Vested Compensatory Awards and the Additional Cashed Out Awards each a “Cashed Out Compensatory Award”), shall not be assumed by Parent pursuant to this Section 3.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and the vested portion thereof shall automatically be converted, as applicable, into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Cash-Out Per Share Consideration, less any per share exercise price of such Cashed Out Compensatory Award (the

“Cashed Out Award Consideration”).  If any Non-Employee Compensatory Award has a per share exercise price greater than the Cash-Out Per Share Consideration, such Non-Employee Compensatory Award, shall be cancelled and no longer outstanding and each holder of such an award shall cease to have any rights with respect thereto.  In the event any Cashed Out Compensatory Award is subject to Section 409A of the Code, as reasonably determined by Parent, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code.

(b)                                 At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, each Company Compensatory Award that is outstanding immediately prior to the Effective Time, and which is not a Cashed Out Compensatory Award, shall be assumed by Parent and converted automatically at the Effective Time into an option, restricted stock unit award, or other equity-based award, as the case may be, denominated in shares of Parent Common Stock and which has other terms and conditions substantially similar to those of the related Company Compensatory Award except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Compensatory Award immediately prior to the Effective Time by the Compensatory Award Exchange Ratio (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Compensatory Award Exchange Ratio; provided, however, that in no case shall the exchange of a Company Stock Option be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code.  It is the intention of the parties that each Company Stock Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Stock Option qualified as an incentive stock option prior to the Effective Time.

(c)                                  At the Effective Time by virtue of the First Merger and without any action on the part of the holders thereof, each Company Restricted Stock Award shall be treated in accordance with Section 3.01 hereof, provided, however, that any consideration payable or issuable to the holder of such Company Restricted Stock Award shall be subject to, and payable or issuable to the holder of such Company Restricted Stock Award, in accordance with the vesting schedule applicable to such Company Restricted Stock Award as in effect immediately prior to Effective Time.

(d)                                 Subject to Parent’s compliance with this Section 3.06 and Section 3.01, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or a Company Restricted Stock Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Company.

Section 3.07                            Dissenting Shares.

(a)                                  Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the First Merger nor consented thereto in writing, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights, or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Company, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by the law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Per Share Consideration.

(b)                                 The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (A) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (B) offer to settle any such demands, (C) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (D) agree to do any of the foregoing.

Section 3.08                            Effect of Second Merger on Capital Stock.  At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of Parent, Second Merger Sub, the Interim Surviving Corporation or any holder of the capital stock thereof, each issued and outstanding share of common stock, par value $0.01 per share, of the Interim Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable unit of membership interest in the Surviving Company.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.05, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in any Company SEC Documents filed with the SEC on or after January 1, 2009 and prior to the date of this Agreement by the Company and made available to Parent (or Parent may obtain from the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database of the SEC) (other than (A) any information that is contained solely in the “Risk Factors” section of such Company SEC Documents, except to the extent such information in “Risk Factors” consists of factual historical statements, and (B) any forward-looking statements contained in such Company SEC Documents that are of a nature that they speculate about future developments), the Company represents and warrants to Parent:

Section 4.01                            Corporate Existence and Power.

(a)                                  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except as would not reasonably be expected to have a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Section 4.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement.  Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdiction in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c)                                  The Company has delivered or made available to Parent accurate and complete copies, in all material respects, of: (i) the certificate of incorporation and bylaws (or equivalent constituent document), including all amendments thereto, of each Acquired Company; (ii) the stock records of each Acquired Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the Company Board of Directors and all committees thereof, and the boards of directors and committees thereof or equivalent governing bodies of the Company’s Subsidiaries since January 1, 2008.  None of the Acquired Companies is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto.

Section 4.02                            Corporate Authorization.

(a)                                  The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the

Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and the Company Board of Directors.  Assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and Second Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the First Merger and the other transactions contemplated hereby (the “Required Company Stockholder Approval”).

(b)                                 At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(e)) to recommend adoption of this Agreement and approval of the First Merger and the other transactions contemplated hereby by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03                            Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04                            Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and subject to obtaining the Required Company Stockholder Approval in order to adopt this Agreement require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any provision of any Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of any Acquired Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the First Merger or the ability of the Company to fully perform any of its covenants and obligations under this Agreement or (iv) result in the creation of any material Lien (other than a Permitted Lien) on any asset of any Acquired Company.

Section 4.05                            Capitalization; Subsidiaries.

(a)                                  The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock.  As of September 14, 2010,  there were outstanding (i) 21,157,082 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii)  Company Stock Options to purchase an aggregate of 3,671,211 shares of Company Common Stock (of which options to purchase an aggregate of 2,613,060 shares of Company Common Stock were exercisable), and (iv) 204,681 Company RSUs.  As of September 14, 2010, 133,588 shares of Company Common Stock constitute Company Restricted Stock Awards.

(b)                                 As of the date of this Agreement, the Company has reserved 6,542,834 shares of Company Common Stock for issuance on exercise of Company Stock Options or vesting of Company Compensatory Awards.  All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions (other than the shares of subject to Company Restricted Stock Awards.  Section 4.05(b)(i) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Compensatory Award, including the holder, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award at the time of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of September 14, 2010) and whether such Company Compensatory Award is an “incentive stock option” within the meaning of Section 422 of the Code, the date on which such Company Compensatory Award expires and whether the vesting of such Company Compensatory Award shall be subject to any acceleration in connection with the First Merger or any other transactions contemplated by this Agreement.

(c)                                  Except as set forth in this Section 4.05 or Section 4.05 of the Company Disclosure Schedule, as of September 14, 2010, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d)                                 All outstanding shares of Company Common Stock have been, in all material respects, issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e)                                  Section 4.05(e) of the Company Disclosure Schedule sets forth a list of any shares of its capital stock that the Company has repurchased, redeemed or otherwise reacquired since January 1, 2008.  All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts in all material respects.  There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(f)                                    Section 4.05(f) of the Company Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof.  No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating the Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements.  There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.  All of the shares of capital of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and are owned by the Company free and clear of any Liens.  The Company has not agreed and is not obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person, other than (i) any such agreements or obligations to provide such investments, capital contributions or advances among any of the Company or any of its direct or indirect wholly owned Subsidiaries and (ii) guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business.

Section 4.06                            Company SEC Documents; Company Financial Statements.

(a)                                  The Company has delivered or made available to Parent, or Parent may obtain from the EDGAR database of the SEC, accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2008, and all amendments thereto (the “Company SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); (ii) none of the Company SEC Documents that has been filed with the SEC prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of this Agreement and (iii) as of the Closing, none of the Company SEC Documents that has been filed with the SEC after the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document that has been filed with the SEC prior to the date of Closing.

(b)                                 The consolidated financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate is expected to be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c)                                  The Acquired Companies have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Acquired Companies are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies, (iv) that the amount recorded for assets on the books and records of the Acquired Companies are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Except as set forth in the Company SEC Documents, since December 31, 2008, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Acquired Companies.  The Company is, and at all times since January 1, 2008 has been, in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ, and has not since January 1, 2008, received any notice from NASDAQ asserting any non-compliance with any such rules and regulations.

(d)                                 With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

(e)                                  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

Section 4.07                            Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices and:

(a)                                  there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 there has not been any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or material assets of any Acquired Company; and

(c)                                  the Company has not taken any action that would be prohibited by Section 6.01(a) - (m) (in any case without requesting or receipt of the consent of Parent) if such action were taken or proposed to be taken on or after the date of this Agreement.

Section 4.08                            No Undisclosed Liabilities.  No Acquired Company has any liabilities or obligations of a kind required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than:

(a)                                  liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b)                                 liabilities or obligations incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c)                                  liabilities or obligations arising under this Agreement; or

(d)                                 liabilities that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.09                            Company Material Contracts.

(a)                                  No Acquired Company is party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i)                                     any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  any material Contract to which an Acquired Company is a party pursuant to which any Person licenses, sells, assigns or otherwise conveys or provides to any Acquired Company any Intellectual Property Right or Technology that is used in or necessary for the operation of the business of the Acquired Companies as conducted currently by the Acquired Companies and immediately prior to the Closing, except for (A) any Contract for non-exclusive rights to commercially available Intellectual Property Rights or Technology for annual payments by any Acquired Company of $200,000 or less, (B) Contracts with employees or individual contractors for the assignment of, or license to, Intellectual Property Rights or Technology (e.g., proprietary invention assignment agreements) entered in to in the ordinary course of business consistent with past practice, or (C) confidentiality or nondisclosure Contracts entered into in the ordinary course of business consistent with past practice (any Contract described in (A) through (C) is a “Standard Technology Contract”));

(iii)                               any material Contract to which an Acquired Company is a party pursuant to which any Acquired Company licenses, sells, assigns or otherwise conveys or provides to any Person any Company IP, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, except for any Contract (A) entered into in the ordinary course of business consistent with past practice, or (B) involving less than $300,000 per year;

(iv)                              any Contract to which an Acquired Company is a party (except for Contracts formed by the exchange of preprinted or standardized forms by the Company and a third party) imposing any material restriction on any Acquired Company’s right or ability (A) to compete in any line of business or with any Person or in any area or, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Technology;

(v)                                 any material Contract to which an Acquired Company is a party pursuant to which (A) any Acquired Company purchases manufacturing or assembly services, and (B) any Acquired Company purchases materials, supplies, goods, services, equipment or other assets, except for any Contract entered into in the ordinary course of business consistent with past practice involving less than $300,000 per year;

(vi)          any material Contract between any Acquired Company and a third party for the sale, resale, or distribution of any of the Acquired Companies’ products or services by such third party;

(vii)         any material Contract under which an Acquired Company provides services to a third party, including any consulting, development, integration, or support services Contract;

(viii)        any Contract under which an Acquired Company grants to a third party “most favored nation” terms, including “most favored nation” terms for pricing;

(ix)          any material Contract between any Acquired Company and a third party relating to marketing and advertising of any Acquired Company’s products or services;

(x)           any Contract to which an Acquired Company is a party that creates a joint venture or similar arrangement, unless immaterial to the business of the Acquiring Companies;

(xi)          [intentionally omitted];

(xii)         any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) either (A) entered into after January 1, 2008 or (B) pursuant to which any Acquired Company has any current or future rights or obligations;

(xiii)        any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) and having an outstanding principal amount in excess of $200,000 individually or $500,000 in the aggregate;

(xiv)        any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xv)         any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection entered in the ordinary course of business);

(xvi)        any Contract which creates any material Lien with respect to any asset of any Acquired Company;

(xvii)       any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services in the ordinary course of business and materially consistent with past practice pursuant to the Company’s standard form agreement(s), as provided to Parent);

(xviii)      any Contract with any Related Person that would be required to be disclosed in an SEC Document;

(xix)        any Contract with any Governmental Authority that involves or would reasonably expected to involve payments by or to the Acquired Companies of $200,000 or more; and

(xx)         any employment, severance, retention, bonus or other agreement with any current or former employee, officer, director, advisor or consultant (other than vendors) of any Acquired Company pursuant to which any Acquired Company has any current or future obligations reasonably expected to equal or exceed $150,000 in any twelve month period.

(b)           The Company has delivered or made available to Parent accurate and complete copies of all written Company Material Contracts identified in Section 4.09(a) of the Company Disclosure Schedule, including all amendments thereto.  There are no Material Contracts that are not in written form that would be required to be identified in Section 4.09(a) of the Company Disclosure Schedule.

(c)           Each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto, and is in full force and effect, and no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Company Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to be material to the Company, (iii) give any Person the right to accelerate the maturity or performance of any Company Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d)           Since January 1, 2010, no Acquired Company has received any written notice or, to the Knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Company Material Contract.

Section 4.10         Compliance with Applicable Laws.

(a)           Each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with, and to the Knowledge of the Company is not, and at no time since January 1, 2008 has been, by any Governmental Authority, under investigation with respect to or threatened to be charged with or given notice of any material violation of, any Applicable Law.

(b)           Each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with United States and foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“Export Laws”), applicable to its export transactions.

(c)           Since January 1, 2008, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person acting on behalf of any Acquired Company has, directly or indirectly:

(i)            made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii)           made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii)          violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; or

(iv)          made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.11         Litigation.

(a)           There is no pending investigation by any Governmental Authority (to the Knowledge of the Acquired Companies) or Proceeding, and, to the Knowledge of the Acquired Companies, since January 1, 2010, no Person has threatened in writing to commence any investigation or Proceeding that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, and that is material to the Acquired Companies, except in each case, for any investigation or Proceeding between the date of this Agreement and the Effective Time pursuant to or in connection with any Antitrust Law. As of the date of this Agreement there is no pending Proceeding, and, to the Knowledge of the Company since January 1, 2010, no Person has threatened in writing to commence any Proceeding that challenges, or that may have the effect of preventing, materially delaying or making illegal the Transaction or any of the other transactions contemplated by this Agreement, except in each case, for any investigation or Proceeding between the date of this Agreement and the Effective Time pursuant to any Antitrust Law.

(b)           There is no Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts the ability of any Acquired Company to conduct its business, except as would not be material to the Company.

Section 4.12         Real Property.

(a)           No Acquired Company owns or has ever owned any real property.  The Company or one of the other Acquired Companies has a good and valid leasehold interest in each parcel of real property leased by the Company or one of the other Acquired Companies (the “Company Real Property”).  Section 4.12(a) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the occupancy of any Company Real Property by any Acquired Company (each, a “Real Property Lease”).

(b)           The Company Real Property is not subject to any Liens, except for Permitted Liens.  No Acquired Company has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws by any Acquired Company with respect to the Company Real Property.  No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Real Property.

Section 4.13         Properties.

(a)           The Company or one of the other Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.  None of such property or assets is subject to any Lien, except:

(i)            Liens disclosed on the Company Balance Sheet;

(ii)           Liens for taxes not yet delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet);

(iii)          Liens created by any restriction imposed in any approval, permit or consent granted by any Governmental Authority;

(iv)          Liens affecting the fee interest of any owner of the Company Real Property;

(v)           Landlord’s Liens;

(vi)          Liens imposed by Applicable Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens; or

(vii)         Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses “(i)” through “(v)” of this Section 4.13(a) are, collectively, the “Permitted Liens”).

(b)           There are no developments affecting any such property or assets pending or, to the Knowledge of the Company threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.  All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity, and there does not exist under any such lease any default by any Acquired Company, or any event which with notice or lapse of time or both would constitute a default by any Acquired Company.

(c)           The equipment owned by each Acquired Company has no material defects, is in working condition, and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(d)           The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, constitute all of the property and assets used or held for use by the Acquired Companies in connection with the businesses of the Acquired Companies and are adequate to conduct such business as currently conducted.

Section 4.14         Intellectual Property.

(a)           Section 4.14(a) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) a listing of all actions, filings and payment obligations due to be made to any Governmental Body within one hundred and eighty (180) days following the date of this Agreement with respect to each item of Registered IP.  There are no material unregistered trademarks of the Acquired Companies.

(b)           Section 4.14(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all material Contracts to which an Acquired Company is a party pursuant to which a third party licenses, sells, assigns or otherwise conveys or provides to any

Acquired Company any Intellectual Property Right or Technology that is used in or necessary to the business of the Acquired Companies as conducted currently by the Acquired Companies and immediately prior to the Closing, excluding Standard Technology Contracts and (ii) whether a Contract identified in Section 4.14(b)(i) of the Company Disclosure Schedule includes a license or licenses granted to any Acquired Company that is or are, as the case may be, exclusive.  Except as identified in Section 4.14(b)(iii) of the Company Disclosure Schedule, no Person who has licensed Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

(c)           Section 4.14(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement each material Contract to which an Acquired Company is a party pursuant to which any Acquired Company licenses, sells, assigns or otherwise conveys or provides to any Person any right (whether or not currently exercisable) or interest in, any Company IP, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party, excluding any Contracts (I) entered into in the ordinary course of business consistent with past practice pursuant to the Company’s standard form, or (II) licensing Company IP to a third party for less than $200,000 per year.  No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world.  Since January 1, 2008, no Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use any Technology or Intellectual Property Rights currently used by an Acquired Company in the operation of their business.

(d)           The Acquired Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses granted by an Acquired Company in the ordinary course of business consistent with past practice).  Each Person who is or was an employee, officer, director or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP has signed an agreement containing an assignment and an agreement to assign to the applicable Acquired Company all Intellectual Property Rights in such Person’s contribution to the Company IP that was created within the scope of such Person’s services for the Company.  To the Knowledge of the Acquired Companies, no current or former shareholder, officer, director, or employee of an Acquired Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP.  To the Knowledge of the Acquired Companies, no employee of any of the Acquired Companies is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Companies or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of and on behalf of any of the Acquired Companies.

(e)           No Person who has licensed Technology or Intellectual Property Rights to the Acquired Companies has an ownership interest in or exclusive license rights to improvements made by the Acquired Companies in such Person’s Technology or Intellectual Property Rights, except where (a) such Person has granted rights to the Acquired Companies related to such improvements and all Intellectual Property Rights therein and such licenses do not materially restrict the Acquired Companies’ ability to conduct the business of the Acquired Companies as currently conducted; or (b) such improvements are not necessary to the conduct of the business of the Acquired Companies as currently conducted or proposed to be conducted.

(f)            Section 4.14(f) of the Disclosure Schedule contains a complete and accurate list of all material Contracts pursuant to which any of the Acquired Companies is obligated to pay, within six months of the date of this Agreement, royalties or fees for the use of any in-licensed Technology or Intellectual Property Rights that is incorporated into any of the Acquired Company’s products.

(g)           To the Knowledge of the Acquired Companies, as of the date of this Agreement all Company IP is valid, subsisting, and enforceable.  The Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws.  No interference, opposition, reissue, reexamination, or other investigation (to the Knowledge of the Acquired Companies) or Proceeding is or since January 1, 2008 has been pending or, to the Knowledge of the Acquired Companies, threatened, in which the scope, validity, or enforceability of any Company IP is being contested or challenged.  Each item of Company IP that is Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline.  No application for a patent or a material copyright, mask work, or trademark registration or any other type of material Registered IP filed by or on behalf of any of the Acquired Companies at any time since January 1, 2008 has been abandoned, allowed to lapse, or rejected.  To the Knowledge of the Acquired Companies, none of the Acquired Companies has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Registered IP.  To the Knowledge of the Acquired Companies, the Acquired Companies and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to all patents included in the Company IP.  To the Knowledge of the Acquired Companies, no trademark or trade name owned, used, or applied for by any of the Acquired Companies conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person.  To the Knowledge of the Acquired Companies, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Companies.

(h)           To the Knowledge of the Acquired Companies, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP.  Section 4.14(h) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered at any time since January 1, 2008 by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP.

(i)            Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a material breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 4.14(b) or Section 4.14(c) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of the source code for any software that is Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer by any Acquired Company to any other Person of any license or other right or interest under, to, or in any Company IP.

(j)            To the Knowledge of the Acquired Companies, each of the Acquired Companies owns or otherwise has the right to use all Technology and Intellectual Property Rights used in or necessary for the conduct the business of the Acquired Companies as currently conducted.

(k)           To the Knowledge of the Acquired Companies, no Acquired Company has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person.  No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against any Acquired Company or, to the Knowledge of the Acquired Companies, against any Person who is entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding pursuant to a Contract with an Acquired Company.  No Acquired Company has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person caused by an Acquired Company.

(l)            To the Knowledge of the Acquired Companies as of the date of this Agreement, none of the software owned, developed, marketed, distributed, licensed, sold, or otherwise made available to any Person by any Acquired Company (collectively, “Company Products”) (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product except as would not reasonably be expected to have a Company Material Adverse Effect or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product except as would not reasonably be expected to have a Company Material Adverse Effect.

(m)          To the Knowledge of the Acquired Companies as of the date of this Agreement, no Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed to: (i) disrupt, disable, harm, or otherwise impede in any material manner the operation of, or providing unauthorized access to, a Company

Product or any computer system or network or other device on which such Company Product is stored or installed, or (ii) compromise the data security of, or damage or destroy any data or file stored on, any Company Product without the consent of a user of that Company Product (collectively, “Malicious Code”), in each case except as would not reasonably be expected to have a Company Material Adverse Effect.  To the Knowledge of the Acquired Companies as of the date of this Agreement, each Acquired Company implements measures reasonably designed to prevent the introduction of Malicious Code into Company Products, except as would not reasonably be expected to have a Company Material Adverse Effect.

(n)           No source code for any Company IP has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of any Acquired Company, except when delivered, licensed, or made available in the ordinary course of business in conjunction with a Company product as part of software development kits (“Permitted Source Code Delivery”).  No Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company IP to any escrow agent or other Person, except for instances of Permitted Source Code Delivery.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, result in the delivery, license, or disclosure of any source code for any Company IP to any other Person who is not, as of the date of this Agreement, an employee of any Acquired Company, except in the ordinary course of business for instances of Permitted Source Code Delivery.

(o)           No Company IP is subject to any license commonly referred to as an “open source” or “copyleft” license that (i)  requires, or conditions the use or distribution of such Company IP, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company IP, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company IP or portions thereof or (ii) requires any Acquired Company to distribute any Company IP on a royalty-free basis.

(p)           No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used by any Acquired Company to develop or create, in whole or in part, any Company IP.

(q)           None of the Acquired Companies is currently required or obligated to grant or offer to any other Person any license or right to any Company IP as a result of its membership in, or contribution to, any industry standards body or similar organization.

Section 4.15         Insurance Coverage.  The Company has provided to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of each Acquired Company, each of which is in full force and effect.  There is no claim by any Acquired Company pending under any of such policies or bonds as to which, to the Knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.16         Licenses and Permits.  The Acquired Companies have, and at all times since January 1, 2008 have had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service its accounts in accordance with Applicable Laws and otherwise to conduct the business of the Acquired Companies, except as would not reasonably be expected to be material to the operation of the business of any Acquired Company.  Since January 1, 2010, no Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit.

Section 4.17         Tax Matters.

(a)           All material Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all material respects and have been completed in accordance with Applicable Law in all material respects.

(b)           All material Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP).  The unpaid Taxes of the Acquired Companies have been accrued on the balance sheet in accordance with GAAP.  No Acquired Company has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business.  Each Acquired Company has made available to Parent or its legal counsel copies of all material Tax Returns for such Acquired Company filed since the fiscal year ended December 31, 2007.

(c)           No deficiency for any material amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid.  There are no material audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company.  There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company.  No claim has ever been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax in that jurisdiction.

(d)           Subject to such exceptions as would not be material, all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority.

(e)           There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for current Taxes not yet delinquent that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(f)            No Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies during the two-year period ending on the Closing Date.

(g)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(h)           No Acquired Company has engaged in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.18         Employees and Employee Benefit Plans.

(a)           Section 4.18(a) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) the names, titles, and annual base salary, commission, and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement whose annual total cash compensation opportunities equal or exceed $150,000, including their principal location and indicating whether any employee is on a work visa, and (ii) the hourly compensation of non-salaried employees of the Acquired Companies as of the date of this Agreement whose annual total cash compensation opportunities equal or exceed $150,000 (by classification).  The services provided by each employee of the Acquired Companies is terminable at the will of the Acquired Company employing such individual.

(b)           (i) Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each (A) material “employee benefit plan,” as defined in Section 3(3) of ERISA, (B) each material plan or arrangement (written or oral) that provides for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, supplemental unemployment benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company or with respect to which such Acquired Company has any liability and (C) material employment, termination, change in control or severance contracts that constitute a Company Material Contract to which the Company or any

ERISA Affiliate is a party, except for any offer letter that provides for employment that is terminable at will without material liability to the Company.  Such plans are referred to collectively herein as the “Employee Plans.”  (ii) None of the Employee Plans and no other contract, policy, agreement or arrangement provides for any change in control payment, acceleration of vesting or severance payment (or any similar provision) in connection with the transactions contemplated by this Agreement.

(c)           The Company has furnished or made available to Parent (i) accurate and complete copies of all material documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan which has not been documented in writing) to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, and (vi) material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.

(d)           No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 or 430 of the Code.

(e)           No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(f)            Each Acquired Company has performed all material obligations required to be performed by such Acquired Company under each Employee Plan.  Each Acquired Company is not in material default with respect to or in material violation of, and has no Knowledge of any material default or violation by any other party to, any Employee Plan.  Each Employee Plan has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code.  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination notification or advisory letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and no Acquired Company is aware of any reason why any such determination letter should be revoked or not be reissued.  The Company has made available to Parent accurate and complete copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against any Acquired Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(g)           Except as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee or independent contractor of any Acquired Company to any severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the Transaction or any termination of employment in connection therewith).  No payment or benefit (including vesting of Company Compensatory Awards) that has been or could be received by any current or former employee or other service provider of any Acquired Company will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.  There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.  Section 4.18(g) of the Company Disclosure Schedule sets forth an accurate and complete list of (i) all of the Contracts which give rise to a material obligation to make or set aside amounts payable to or on behalf of the officers of any Acquired Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by an Acquired Company or the officer), true and complete copies of which have been previously provided or made available to Parent.

(h)           No Acquired Company or ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs.  No condition exists that would prevent any Acquired Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and neither any Acquired Company nor such Employee Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan.

(i)            There has been no amendment to, written interpretation or announcement (whether or not written) by any Acquired Company, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(j)            No Acquired Company or any ERISA Affiliate currently maintains or has any material liability with respect to any self-insured plan that provides medical, dental or any other similar employee benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(k)           All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been discharged and paid on or prior to the date of this Agreement except to the extent reflected as a liability on the Company Balance Sheet.  There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits).  There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits).

(l)            No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(m)          Each person providing services to any Acquired Company that has been characterized as a consultant or independent contractor and not an employee has been properly characterized as such and no Acquired Company or any ERISA Affiliate has any liability or obligations, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to any Acquired Company or any ERISA Affiliate and treating such persons as consultants or independent contractors and not as employees of any Acquired Company or any ERISA Affiliate.

(n)           No Acquired Company maintains or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).  With respect to any such nonqualified deferred compensation plan listed in Section 4.18(o) of the Company Disclosure Schedule, (i) such plan has been operated in compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 (or as of such subsequent date on which the plan was initially adopted) and (iii) the Transaction will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(o)           All Company Compensatory Awards have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof, including approval of the option exercise price of all Company Stock Options or the methodology for determining the such option exercise price and the substantive option terms.  The exercise price of all of such options Company Stock Options granted to employees in the United States is no less than the fair market value of the Company Common Stock as determined in good faith by the Company Board of Directors and to the extent applicable, in accordance with Section 409A of the Code on the date the Company Stock Option was granted (within the meaning of United States Treasury Regulation §1.421409A-1(cb)(5)(vi)(B)).  No Company Stock Options have been retroactively granted, or the exercise price of any such Company Stock Option determined retroactively in contravention of any Applicable Law.

(p)           No Acquired Company is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union, works council or similar organization.  Since January 1, 2008, to the Knowledge of the Company, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies.  Each Acquired Company is in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no controversies pending, or to the Knowledge of the Company, threatened between any Acquired Company and any of its respective current or former employees that would reasonably be expected to result in a Proceeding.

(q)           To the Knowledge of the Company, no employee of any Acquired Company is in material violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or presently proposed to be conducted by any Acquired Company or to the use of trade secrets or proprietary information of others.

(r)            Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law.  Since January 1, 2008, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.  No Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) triggering any WARN Act obligations during the 90-day period prior to the date of this Agreement.

(s)           Currently there are no Proceedings or internal investigations or inquiries being conducted by any Acquired Company, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any material financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of any Acquired Company.

Section 4.19         Environmental Matters.

(a)           Except as would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation or Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2008, been in material compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no current liabilities of any Acquired Company arising under any Environmental Law.

(b)           The Company has made available to Parent any material environmental investigation, study, or test conducted with respect to any property or facility now or previously owned or leased by any Acquired Company that identifies significant environmental liabilities of the Company and, in each case, of which the Company has Knowledge and that is in the possession and custody of the Company.  The parties agree that any representations and warranties relating to Environmental Laws, Hazardous Substances or environmental and occupational health and safety matters are contained only in this Section 4.19(b).

Section 4.20         Affiliate Transactions.  No director, officer, employee, Affiliate (which for purposes of this Section 4.20 shall include any stockholder of the Company that owns more than 5% of the Company Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company or (iii) is engaged, directly or indirectly, in the conduct of the business of any Acquired Company.  In addition, to the Knowledge of the Company, no officer or employee of any Acquired Company has an interest in any Person that competes with the business any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 4.21         Suppliers.  Section 4.21 of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier of the Company to which the Company paid more than $300,000, either individually or in the aggregate, for either of the years ended December 31, 2009 or 2008 (each a “Significant Supplier”).  To the Knowledge of the Company, no Significant Supplier has indicated that such supplier shall not continue as a supplier of the Acquired Companies (or the Surviving Company or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Acquired Companies (or the Surviving Company or Parent).

Section 4.22         No Brokers.  Except for Jefferies & Company, Inc. (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.23         Fairness Opinion.  The Company’s board of directors has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, the Per Share Consideration is fair, from a financial point of view, to the stockholders of the Company.  A signed copy of such opinion will be provided to Parent solely for informational purposes as promptly as practicable after the date hereof.

Section 4.24         Section 203 of the DGCL Not Applicable.  Assuming the accuracy of the representations set for in Section 5.06, as of the date hereof and at all times on or prior to the Effective Time, the Company Board of Directors has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.

Section 4.25         Full Disclosure.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by or on behalf of Parent for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECOND MERGER SUB

Subject to Section 10.05, except (i) as set forth in the Parent Disclosure Schedule or (ii) as disclosed in any Parent SEC Documents filed with the SEC on or after March 23, 2010 and prior to the date of this Agreement by Parent and made available to the Company (or the Company may obtain from the EDGAR database of the SEC) (other than (A) any information that is contained solely in the “Risk Factors” section of such Parent SEC Documents, except to the extent such information in “Risk Factors” consists of factual historical statements, and (B) any forward-looking statements contained in such Parent SEC Documents that are of a nature that they speculate about future developments), Parent, Merger Sub and Second Merger Sub each represent and warrant to the Company:

Section 5.01         Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation and Second Merger Sub is a limited liability company, in each case duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the State of Delaware, and has all corporate or limited liability company (as applicable) powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to be in good standing would not have a Parent Material Adverse Effect.  Parent, Merger Sub and Second Merger Sub are each duly qualified to do business as a foreign corporation or limited liability company (as applicable) and are in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 5.02         Corporate Authorization.  Each of Parent, Merger Sub and Second Merger has all requisite power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and Second Merger Sub, as applicable.  Assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent, Merger Sub and Second Merger Sub, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  No affirmative vote of the stockholders of Parent is necessary to adopt this Agreement or approve the Transaction and/or the other transactions contemplated hereby.  At a meeting duly called and held, the Parent Board of Directors unanimously approved and adopted this Agreement and the transactions contemplated hereby.

Section 5.03         Governmental Authorization.  The execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement and the consummation by

Parent, Merger Sub and Second Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent, Merger Sub and Second Merger Sub is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement.

Section 5.04         Non-Contravention.  Except as set forth on Section 5.04 of the Parent Disclosure Schedule, the execution, delivery and performance by each of Parent, Merger Sub and Second Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent, Merger Sub and Second Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law or, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Parent Material Contract or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent or any of its Subsidiaries, except in the case of (iii) above as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially delay the consummation of the First Merger or the ability of each of Parent, Merger Sub and Second Merger Sub to fully perform any of its covenants and obligations under this Agreement.

Section 5.05         Capitalization; Subsidiaries.

(a)           The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.025 par value per share, of Parent (“Parent Preferred Stock”).  As of September 13, 2010, there were outstanding 37,340,663 shares of Parent Common Stock and zero shares of Parent Preferred Stock, and Parent Options to purchase an aggregate of 760,316 shares of Parent Common Stock and warrants to purchase an aggregate of 65,317 shares of Parent Common Stock (of which options and warrants to purchase an aggregate of 484,068 shares and 65,317 shares, respectively, of Parent Common Stock were exercisable) and 5,395,841 shares of Parent Common Stock subject to outstanding restricted stock units.

(b)           As of September 13, 2010, Parent has reserved 10,592,558 shares of Parent Common Stock for issuance on exercise of Parent Option and other equity awards.  All outstanding shares of Parent Common Stock have been, and all shares that may be issued pursuant to the Parent

Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth in the Parent SEC Documents, there are no shares of Parent Common Stock that are subject to vesting or forfeiture restrictions.

(c)           Except as set forth in this Section 5.05, as of September 13, 2010, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options, warrants or other rights to acquire from Parent, or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent.

(d)           All of the shares of Parent Common Stock that may be issued as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.  Parent is the sole equity holder of Merger Sub and Second Merger Sub, each of which were formed solely for purposes of effecting the Transaction and neither of which hold any assets or carry on any business activities other than in connection with the Transaction.  All of the outstanding equity interests of Merger Sub and Second Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights.

Section 5.06         Ownership of Company Capital Stock.  None of Parent, Merger Sub or Second Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.07         Parent SEC Documents; Parent Financial Statements.

(a)           Parent has delivered or made available to the Company, or the Company may obtain from the EDGAR database of the SEC, accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 23, 2010, and all amendments thereto (the “Parent SEC Documents”).  All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis.  None of Parent’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); (ii) none of the Parent SEC Documents that has been filed with the SEC prior to the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document that has been filed with the SEC prior to the date of this Agreement and (iii) as of the Closing, none of the Parent SEC Documents that has been filed with the SEC after the date of this Agreement contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document that has been filed with the SEC prior to the date of Closing.

(b)           The financial statements (including any related notes) contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Parent Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Parent Financial Statements may not contain footnotes and are subject to normal and recurring year end adjustments, none of which individually or in the aggregate is expected to be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

(c)           Parent has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Parent and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Parent Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries, (iv) that the amount recorded for assets on the books and records of Parent and its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  Except as set forth in the Parent SEC Documents, since December 31, 2008, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of Parent or its Subsidiaries.

(d)           With respect to each quarterly report on Form 10-Q included in the Parent SEC Documents, the chief executive officer and chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and New York Stock Exchange, and the statements contained in any such certifications are complete and correct.  Parent is, and at all times since March 24, 2010 been in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE, and has not since March 24, 2010 received any notice from the NYSE asserting any non-compliance with any such rules and regulations.

(e)           The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

Section 5.08         Absence of Certain Changes.  Since June 26, 2010, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)           any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)           any amendment of the certificate of incorporation or bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of Parent or any of its Subsidiaries;

(c)           any splitting, combination or reclassification of any shares of Parent Common Stock or any equity securities of any Subsidiary of Parent or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Parent Common Stock or any equity securities of any Subsidiary of Parent, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Parent Common Stock or any equity securities of any Subsidiary of Parent;

(d)           (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Parent Common Stock or any equity securities of any Subsidiary of Parent, other than the issuance of any shares of Parent Common Stock upon the exercise of Parent Options or warrants or the vesting of restricted stock units that are outstanding on the date of this Agreement in accordance with the terms of those options, warrants or restricted stock units, as applicable, on the date of this Agreement or (ii) amendment of any term of any Parent Common Stock (in each case, whether by merger, consolidation or otherwise) or any equity securities of any Subsidiary of Parent;

(e)           except as disclosed in the Parent SEC Documents, any change in the methods of accounting or accounting practices of Parent or any of its Subsidiaries, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants; or

(f)            any agreement or commitment to take any of the actions referred to in clauses (a) through (e).

Section 5.09         No Undisclosed Liabilities.  None of Parent nor any of its Subsidiaries has any liabilities or obligations of a kind required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than:

(a)           liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto;

(b)           liabilities and obligations incurred by Parent or its Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c)           liabilities or obligations arising under this Agreement; or

(d)           liabilities that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10         Parent Material Contracts.

(a)           Except as set forth in the Parent SEC Documents, none of Parent and its Subsidiaries is a party to any Contract, a copy of which would be required to be filed with the Commission as an exhibit to an annual report on Form 10-K (collectively, “Parent Material Contracts”).

(b)           Each Parent Material Contract is a valid and binding agreement of Parent or any of its Subsidiaries (as applicable) party thereto, and is in full force and effect, and none of Parent or any of its Subsidiaries (as applicable) is and, to the Knowledge of Parent, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Parent, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Parent Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Parent Material Contract except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to be material to Parent.

Section 5.11         Compliance with Applicable Laws.  Each of Parent and its Subsidiaries is, and has at all times since January 1, 2008, been in material compliance with, and to the Knowledge of Parent is not, and at no time since January 1, 2008 has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12         Litigation.

(a)           Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no pending investigation by any Governmental Authority (to the Knowledge of the Parent) or any Proceeding, and, to the Knowledge of Parent, since January 1, 2008, no Person has threatened to commence any Proceeding and no Governmental Authority has threatened any investigation:  (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by any of Parent or any of its Subsidiaries or any Person whose liability any of Parent or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law, and that is material to Parent and its Subsidiaries or more; or (ii) that challenges, or that may have the effect of preventing, materially delaying or making illegal the Transaction or any of the other transactions contemplated by this Agreement, except for any investigation between the date of this Agreement and the Effective Time pursuant to any Antitrust Law.

(b)           As of the date of this Agreement, there is no Order to which any of Parent or any of its Subsidiaries, or any of the assets owned or used by any of Parent or any of its Subsidiaries, is subject or which materially restricts the ability of any of Parent or any of its Subsidiaries to conduct its business, except as would not be material to Parent.

Section 5.13         Intellectual Property.  To the Knowledge of Parent, the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, performance, display, creation of derivative works with respect to and/or use of any products or services of Parent and Parent’s Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect. To the Knowledge of Parent, the Intellectual Property and Technology owned or licensed by Parent are all the Intellectual Property Rights or Technology necessary for the conduct of Parent’s business as presently conducted or proposed to be conducted.  Except as set forth in the Parent SEC Documents, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of Parent, threatened in writing against Parent or, against any Person who may be entitled to be indemnified or reimbursed by Parent with respect to such claim or Proceeding.  Except as set forth in the Parent SEC Documents, Parent has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

Section 5.14         Licenses and Permits.  Each of Parent and its Subsidiaries have all Permits, and have made all necessary filings required under Applicable Law, necessary to conduct the business of Parent and its Subsidiaries.  None of Parent and its Subsidiaries has received any outstanding and unresolved written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

Section 5.15         Employees and Employee Benefit Plans.  Parent has in its Parent SEC Documents described, or filed as an exhibit, all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, forms filed with the SEC:  material “employee benefit plans,” as defined in Section 3(3) of ERISA, employment, severance or similar Contracts and other plans or arrangements (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which are maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any employee or former employee of Parent, or with respect to which Parent has any liability (the “Parent Benefit Plans”).  Parent and its Subsidiaries are in material compliance with all Applicable Laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the Parent Benefit Plans; and each such Parent Benefit Plan is in compliance with all applicable requirements of ERISA, except, in each case, where the failure to comply would not reasonably be expected to have a Parent Material Adverse Effect.  To Parent’s Knowledge, none of Parent’s or its Subsidiaries’ executive officers are obligated under any Contract or other agreement, or subject to any judgment, decree or order of any Governmental Authority, that would interfere with the use of his or her employment obligations to Parent or its Subsidiaries or that would conflict with Parent’s and its Subsidiaries’ business as now conducted or proposed to be conducted, except for such Contracts and other agreements, judgments, decrees and orders that would not reasonably be expected have a Parent Material Adverse Effect.

Section 5.16         Affiliate Transactions.  Except as set forth in the Parent SEC Documents, no director, officer, employee, Affiliate (which for purposes of this Section 5.16 shall include any stockholder of Parent that owns more than 5% of the Parent Common Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of Parent or any of its Subsidiaries (each of the foregoing, a “Parent Related Person”), other than in its capacity as a director, officer or employee of Parent or any of its Subsidiaries (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with Parent or any of its Subsidiaries (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by Parent or any of its Subsidiaries or (iii) is engaged, directly or indirectly, in the conduct of the business of Parent or any of its Subsidiaries. In addition, to the Knowledge of the Parent, no officer or employee of Parent or any of its Subsidiaries has an interest in any Person that competes with the business of Parent or any of its Subsidiaries in any market presently served by Parent or any of its Subsidiaries (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 5.17         No Brokers. Except for Morgan Stanley & Co. Incorporated (the “Parent Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of Parent and its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18         Financial Capability.  As of the Effective Time, Parent will have (taking into account the Company’s cash resources) sufficient funds available to pay the cash portion of the Per Share Consideration payable pursuant to Article 3 and to perform the other obligations of Parent contemplated by this Agreement.

Section 5.19         Full Disclosure.  None of the information to be supplied by or on behalf of Parent for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on written information supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement.

ARTICLE 6.
COVENANTS OF THE COMPANY

Section 6.01         Conduct of the Company.  Except as expressly contemplated by this Agreement or as set forth on Schedule 6.01, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve substantially intact its present business organization, (ii) keep available the services of officers and key employees of the Acquired Companies, and (iii) maintain substantially intact its relationships with the customers and suppliers of the Acquired Companies and others having material business relationships with them.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 6.01, or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of the other Acquired Companies not to (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 6.01 in general):

(a)           amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or securities of any other Acquired Company, except in connection with Company Compensatory Awards or Company Restricted Stock Awards in the ordinary course of business consistent with past practice;

(c)           (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than (A) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or vesting of Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those awards on the date of this Agreement or (B) grants to newly hired employees of Company Compensatory Awards or Company Restricted Stock Awards issued in the ordinary course of business consistent with past practice and, in the case of Company Stock Options, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock; provided that in no event shall such grants exceed in the aggregate 50,000 shares of Company Common Stock; or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award held by an employee to provide for acceleration of vesting as a result of the Transaction or a termination of employment or service related to the Transaction;

(d)           incur any capital expenditures or any obligations or liabilities in respect of capital expenditures, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed $500,000 individually or $2,000,000 in the aggregate in any six month period, or except as may be required pursuant to the terms of any real property lease as in effect on the date of this Agreement;

(e)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) other than obligations and liabilities addressed in Section 6.01(d) any Person or any assets, properties, interest or business, except operating assets in the ordinary course of business consistent with past practice for a purchase price not in excess of $200,000 individually or (B) securities of a third party;

(f)            sell, lease, license or otherwise transfer, or create or incur any Lien on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, other than (A) in the ordinary course of business consistent with past practice; (B) any Permitted Encumbrance, (C) any non-exclusive license of Company IP in the ordinary course of business and (D) pursuant to existing Contracts;

(g)           make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h)           make any payments to any Related Person except pursuant to the terms of any existing Contract or arrangement that is disclosed in the SEC Documents or payments to employees in the ordinary course of business;

(i)            create, incur or assume any indebtedness for borrowed money other than debt related to bonds (including RUS bonds) incurred in the ordinary course of business consistent with past practice;

(j)            enter into any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto from engaging or competing in any line of business, in any location or with any Person or enter into, amend or modify in any material respect or terminate any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company thereunder, in each case, outside the ordinary course of business consistent with past practice;

(k)           other than pursuant to the terms of an applicable plan or agreement identified on Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review) (i) grant or increase any change-in-control, severance or termination pay to any director, officer, advisor, consultant or employee of any Acquired Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies or employment agreements, (iii) enter into or increase benefits payable under any employment, deferred compensation or other agreement or offer (or amend any such existing agreement or offer) with any director or officer, advisor, consultant or employee of any Acquired Company, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer advisor, consultant or employees of any Acquired Company, (v) increase compensation, bonus, commission, or other benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, except any of the foregoing with respect to any advisor, consultant or employee made in the ordinary course of business consistent with past practice, or (vi) terminate any key employee except for cause;

(l)            change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(m)          commence, settle, or offer or propose to settle, any Proceeding (A) involving or against any Acquired Company (other than any Proceeding involving a settlement of $250,000 or less as its sole remedy), or (B) that relates to the transactions contemplated hereby;

(n)           make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax; surrender or forfeit any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(o)           agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, Merger Sub or the Second Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

If Parent does not reply to a written request for consent delivered by the Company to Parent either affirmatively or negatively in writing to the Person at the Company making such request within five Business Days after delivery of such request, then Parent shall be irrevocably deemed to consent to such request for purposes of this Section 6.01 in such specific instance.

Section 6.02         Stockholder Approval; Notice.

(a)           The Company shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholder Meeting”).  The Company Stockholder Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  The Company shall use its reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholder Meeting are solicited in compliance with Applicable Law.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (and Parent shall have the right to require the Company to adjourn or postpone the Company Stockholders Meeting) one time for a period of up to ten Business Days if on the date for which the Company Stockholder Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares to conduct business at the meeting.  The Company may also postpone or adjourn the Company Stockholder Meeting if (a) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or (b) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Board Recommendation).

(c)           Subject to Section 6.03: (i) the Prospectus/Proxy Statement shall include a statement of the Company Board Recommendation; and (ii) the Company Board Recommendation shall not be withdrawn, modified or qualified in any manner adverse to Parent, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted (any of the foregoing a “Change of Board Recommendation”).

(d)           Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company Board of Directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) is required to comply with its fiduciary duties to the Company’s stockholders or as otherwise required by Applicable Law, so long as the Company at least one Business Day prior to making such disclosure notifies Parent and if such disclosure relates to an Acquisition Proposal either (i) contains a reaffirmation of the Company Board Recommendation or (ii) if the subject matter of such disclosure constitutes a Change of Board Recommendation, such Change of Board Recommendation is made in accordance with Section 6.03(e).

Section 6.03         No Solicitation.

(a)           The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy in accordance with the terms of such confidentiality agreement all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives.

(b)           Subject to this Section 6.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of the other Acquired Companies not to (and the Company shall direct its Representatives not to and shall cause each of the Acquired Companies to direct each of their respective Representatives not to), directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any non-public information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, letter of intent or Contract providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.03(d)) or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c)           From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event within 24 hours) provide Parent with: (i) an oral and a written description of any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal (including any modification thereto), or any request for information that could reasonably be expected to lead to an Acquisition Proposal , that is received by an Acquired Company or any Representative of any Acquired Company from any Person (other than Parent) including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”); and (ii) a copy of each written communication and a summary of each oral communication transmitted on behalf of the Other Interested Party or any of its Representatives to any Acquired Company or any Representative of any Acquired Company or transmitted on behalf of any Acquired Company or any Representative of any Acquired Company to the Other Interested Party or any of its Representatives (including any communications related to the proposed amount or form of consideration, financing terms, if any, and closing conditions), in each case, to the extent such communication constitutes a material development with respect to an Acquisition Proposal or a potential Acquisition Proposal.  Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(d).

(d)           Notwithstanding Section 6.03(b), if at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) neither any Acquired Company nor any of their respective Representatives shall have directly or indirectly violated any of the restrictions set forth in Section 6.03 in a manner that resulted in the submission of such Acquisition Proposal, (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under Applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any other Acquired Company or any Representative of any Acquired Company to, disclose any information to such Person without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies, provided that such confidentiality agreement shall not be required to contain a

“standstill” provision and (y) shall promptly provide to Parent or its Representatives any information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e)           Notwithstanding anything to the contrary contained in Section 6.02(b) or this Section 6.03, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.03(f)) if the Company Board of Directors has determined in good faith, after consultation with its outside legal counsel, that, in light of facts, events or circumstances that have developed since the date of this Agreement that were not foreseen or reasonably foreseeable to the Company as of the date of this Agreement (an “Intervening Event”) and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that such action is necessary to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

(i)            the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board of Directors reason for proposing to effect such Change of Board Recommendation;

(ii)           prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation; and

(iii)          Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, and Second Merger Sub that the Company Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation.

(f)                                    Notwithstanding anything to the contrary contained in Section 6.02(b) or this Section 6.03, if the Company receives an Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to Section 6.03(f), that are binding and have been irrevocably committed to by Parent in writing, the Company Board of Directors may at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, if the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with the fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under Applicable Law, take the following action:  (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company complies with the provisions of Section 9.01(f) and Section 9.03; and provided further that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i)                                     the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the material terms and conditions of such Superior Proposal, (including the identity of the party making such Superior Proposal) and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii)                                  prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.  In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(f) with respect to such new written notice; provided that the Notice Period for any subsequent notice shall be shortened from four Business Days to two Business Days.).

(g)                                 The Company agrees that any action or inaction of any of the Acquired Companies or their respective Representatives that is inconsistent with the provisions set forth in this Section 6.03 shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company; provided, however, that no such action or inaction shall be taken into account for purposes of Section 9.01(e) or Section 9.01(g)(ii) unless the Company shall have permitted (with respect to its officers, directors and employees) or shall have knowingly permitted (with respect to any Representative of the Company who is not a Company officer, director or employee) such action or inaction to occur, and such action or inaction is materially inconsistent with this Section 6.03.

Section 6.04                            Access to Information.  From the date of this Agreement until the Effective Time, upon reasonable advanced notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any Applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information or (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract.  In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege.  The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.04.  Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies and any access to the property of any Acquired Company must comply with Company’s reasonable security and insurance requirements, may not unreasonably interfere with any Acquired Company’s use of the property. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information which in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

Section 6.05                            Termination of Employee Plans.  Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”).  Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws.  The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may reasonably require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the Effective Time.

Section 6.06                            Notices of Certain Events.

(a)                                  From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(i)                                     any material written notice or written communication from any Governmental Authority indicating that a Permit is revoked or about to be revoked, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii)                                  any actions, suits, claims, investigations or proceedings commenced against the Acquired Companies that would have or reasonably be expected to have a Company Material Adverse Effect;

(iii)                               any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the condition in Section 8.02(a) (with respect to representations and warranties) and Section 8.02(b) (with respect to covenants) to fail to be satisfied at the Effective Time;

(iv)                              any actions, suits, claims or proceedings commenced against the Acquired Companies relating to or involving this Agreement or the transactions contemplated hereby.

(b)                                 From the date of this Agreement until the Effective Time, Parent shall promptly notify the Company of:

(i)                                     any actions, suits, claims, investigations or proceedings commenced against Parent or its Subsidiaries that would have or reasonably be expected to have a Parent Material Adverse Effect;

(ii)                                  any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement if such inaccuracy or breach would cause the condition in Section 8.03(a) (with respect to representations and warranties) and Section 8.03(b) (with respect to covenants) to fail to be satisfied at the Effective Time; and

(iii)                               any actions, suits, claims or proceedings commenced against Parent relating to or involving this Agreement or the transactions contemplated hereby.

No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Parent Disclosure, as the case may be, for the purpose of determining whether any of the conditions set forth in Article 8 have been satisfied.

Section 6.07                            Tax Matters.

(a)                                  Each of Parent, Merger Sub, Second Merger Sub and the Company intends, and shall use its commercially reasonable efforts to cause, the First Merger and the Second Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)                                 Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the First Merger and the Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  Each of Parent, Merger Sub, Second Merger Sub and Company shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Wilson Sonsini Goodrich & Rosati P.C. in form and substance reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for federal income tax purposes, the First Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code.  As a condition precedent to the rendering of such opinions, Parent (and Merger Sub and Second Merger Sub) and the Company shall, as of the Closing Date, execute and deliver to Wilson Sonsini Goodrich & Rosati P.C. tax representation letters, dated and executed as of the dates of such opinions (the “Tax Representation Letters”), in substantially the forms attached to this Agreement as Exhibit C-1 and Exhibit C-2, respectively.  Notwithstanding anything in Section 8.03 to the contrary, the obligation to deliver the opinion referred to in this Section 6.07 shall not be waivable after receipt of any Required Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 7.
ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01                            Appropriate Action; Consents; Regulatory Filings.

(a)                                  Each of the Company, Parent, Merger Sub and Second Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, using reasonable best efforts to: (i) cause the conditions to the First Merger set forth in Section 8.01 and Section 8.02 (in the case of the Company) to be satisfied; (ii) cause the conditions to the First

Merger set forth in Section 8.01 and Section 8.03 (in the case of Parent, Merger Sub and Second Merger Sub) to be satisfied, (iii) obtain from any Governmental Authority any actions or non-actions, consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction; (iv) as promptly as reasonably practicable, and in any event within 15 Business Days after the date hereof unless a later date is mutually agreed in writing by the Parties, make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the Transaction, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Transaction required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and (C) any other Applicable Law; provided, that the Company and Parent shall cooperate with each other in connection with (x) preparing and filing the Prospectus/Proxy Statement and any other required filings, (y) determining whether any action by or in respect of, or registrations, declarations, submissions of information, applications and other documents and filings with, any Governmental Authority is required, in connection with the consummation of the Transaction and (z) seeking any such actions, consents, approvals or waivers or making any such filings; and (v) execute or deliver any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of, this Agreement.  The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Parent shall not, and shall not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any of the conditions set forth in Section 8.01(b), Section 8.01(c) or Section 8.02(e) not to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Merger.

(b)                                 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Transaction and seeking any such actions, consents, approvals or waivers.  Without limiting the terms of Sections 7.01(c) and (d) in connection with obtaining any approval or consent from any Person with respect to the Transaction, (i) without the prior written consent of Parent, none of the Company or any Acquired Company shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent, Merger Sub nor Second Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(c)                                  Without limiting the generality of anything contained in this Section 7.01, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Transaction or any of the other transactions contemplated by this Agreement; (ii) promptly inform the other parties as to the status of any such request, inquiry, investigation, action or legal proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority, or in connection with any filings or investigations with, by or before any Governmental Authority, relating to this Agreement or the Transaction, (iv) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Antitrust Laws or requested to be made by any Governmental Authority in connection with the Transaction, (v) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions and (vi) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Authorities in which any such filings or submissions are made under any applicable Antitrust Laws as promptly as practicable. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transaction or any of the other transactions contemplated by this Agreement.  In addition, each party will provide the other party an opportunity to review and comment on any communication given by it to a Governmental Authority and, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to participate in, and will consult in advance with the other party prior to, each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.  If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response.  Notwithstanding the generality of any other provision set forth in this Section 7.01, both parties agree to work together in a mutual, co-operative manner on all strategic and tactical aspects in the formulation of actions pertaining to the matters contemplated by this Section 7.01(c); provided, however, that Parent shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain from any Governmental Authority under any Antitrust Law any actions or non-actions, consents, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the consummation of the Transaction.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to (i) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates or (ii) contest, defend or appeal any Proceedings brought by a Governmental Authority, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent, the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under any Antitrust Law.

Section 7.02                            Registration Statement; Prospectus/Proxy Statement.

(a)                                  As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus.  Each of Parent and the Company shall use all reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and to keep the Registration Statement effective as long as is necessary to consummate the First Merger and the transactions contemplated hereby.  The Company will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Each of Parent and the Company shall provide promptly to the other such information concerning it, its holders of capital stock, its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 7.02, or in any amendments or supplements thereto, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Prospectus/Proxy Statement and the Registration Statement.

(b)                                 Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement.  Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Subsidiary of Parent or Merger Sub, or any of their respective officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Prospectus/Proxy Statement or the Registration Statement.  The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary of the Company, or any of their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Prospectus/Proxy Statement or the Registration Statement.  Except in connection with any Change of Board Recommendation (which Parent shall include in the Prospectus/Proxy Statement at the Company’s request) and other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 7.03 of this Agreement, no amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Prospectus/Proxy Statement or Registration Statement to the extent such amendment or supplement is required to be included therein so that the Prospectus/Proxy Statement or Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a9 under the Exchange Act or Section 11 or Section 12 of the Securities Act.)  The Company and Parent each will advise the other promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  Each of the parties hereto shall cause the Prospectus/Proxy Statement and the Registration Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of Nasdaq or the NYSE.

(c)                                  Without limiting Parent’s obligations set forth in this Section 7.02, prior to the Effective Time, Parent shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the First Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholder Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

Section 7.03                            Confidentiality; Public Announcements.

(a)                                  Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of May 27, 2010, by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.

(b)                                 The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Parent and the Company.  The Company shall not, and the Company shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law.  Parent shall not, and Parent shall cause each of its Representatives and the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Company’s name or refer to Company directly or indirectly in connection with Company’s relationship with Parent in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Company, unless required by Applicable Law.  The restrictions set forth in this Section 7.03 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to an Acquisition Proposal, Intervening Event, Change of Board Recommendation or Superior Proposal.

Section 7.04                            Form S-8; ESPP; Assumption of Company Compensatory Awards and Company Restricted Stock Awards.

(a)                                  With respect to the Company Stock Options assumed pursuant to Section 3.06, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the assumed Company Compensatory Awards promptly following the Effective Time, but in no event later than 10 business days following the Effective Time.  The Company and its counsel shall cooperate with and assist Parent in the preparation of such registration statement.  For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b)                                 The Company shall take such action as may be necessary to (i) establish a New Exercise Date (as defined under the Company ESPP) on the last day of the payroll period ending immediately prior to the Effective Time (but in all events at least ten Business Days prior to the Effective Time) with respect to the Offering Period (as defined in the Company ESPP) otherwise then in effect (the “Final Exercise Date”); (ii) provide that no further Offering Periods shall commence under the Company ESPP on or following the Final Exercise Date; and (iii) terminate the

Company ESPP as of the Final Exercise Date, contingent upon the Effective Time.  Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP.  The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with Section 18(c) of the Company ESPP.

(c)                                  Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and Company Restricted Stock Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 3.06.

Section 7.05                            Continuing Employee Compensation.

(a)                                  For a period of at least one (1) year following the Effective Time, Parent shall, or shall cause the Surviving Company to, compensate each Company employee who continues his or her employment with Parent or the Surviving Company following the Effective Time (a “Continuing Employee”) with cash compensation, including base salary rate and target bonus opportunity, on terms in the aggregate no less favorable than the total cash compensation opportunity provided to the Continuing Employee immediately prior to the Effective Time. Nothing herein shall (i) require Parent to continue the employment of any Continuing Employee or (ii) limit Parent’s ability and discretion to change or amend the total cash compensation opportunity to which a Continuing Employee may be entitled provided that, following such change or amendment, the total cash compensation opportunity payable to such Continuing Employee is on terms in the aggregate no less favorable than the total cash compensation opportunity provided to the Continuing Employee immediately prior to the Effective Time.

(b)                                 As of and following the Effective Time, Parent will either (a) continue the Employee Plans, (b) permit Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) of Parent, in each case on terms substantially no less favorable in the aggregate than those provided to similarly situated employees of Parent, including with respect to geographical location , or (c) a combination of clauses (a) and (b).

(c)                                  To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall, and shall cause the Surviving Company to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any subsidiary of the Company (or any predecessor or employer of a Continuing Employee of the Company or any Company subsidiary, to the extent such service with such predecessor employer is recognized by the Company or the applicable Company subsidiary) attributable to any period before the Effective Time as service rendered to Parent, the Surviving Company or any subsidiary of Parent for purposes of eligibility to participate, level of benefits, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount), and equity incentive plans or as would otherwise result in a duplication of benefits.

(d)           Without limiting the foregoing, with respect to Continuing Employees who are employed by Parent or a Subsidiary of Parent in the United States, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or (actively at work or similar) limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived only to the extent waived under the corresponding plan in which Continuing Employees participated immediately prior to the date Continuing Employees and their eligible dependents are transitioned to Parent’s health or similar plans.  With respect to Continuing Employees who are employed by Parent or a subsidiary of Parent in the United States, Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of Company’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(e)           Following the Closing, Parent shall adopt or shall cause to be adopted by the Parent or any Subsidiary of Parent employing the Continuing Employees, a policy consistent with the terms set forth on Schedule 7.05(f).

(f)            The Company and Parent acknowledge and agree that all provisions contained in this Section 7.05 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Employee Plans or any beneficiary thereof or any right to continued employment with the Surviving Company, Parent or any Subsidiary of Surviving Company or Parent, shall not be construed to establish, amend, or modify an Employee Plan or any other benefit plan, program, agreement or arrangement and shall not require any Acquired Company, Parent, the Surviving Company or any Subsidiary of an Acquired Company, Parent or the Surviving Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of an Acquired Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

Section 7.06         Indemnification of Officers and Directors.

(a)           Parent and Merger Sub agree that all rights to indemnification under any Contracts existing as of the Effective Time between the Acquired Companies and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”) shall survive the Transaction and shall continue in full force and effect in accordance with their terms following the Effective Time.  Parent shall, and shall cause the Surviving Company and its

Subsidiaries to, honor and fulfill in all respects the obligations of the Acquired Companies under any and such indemnification Contracts with the Indemnified Persons. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Company and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, to the fullest extent permitted by Applicable Law and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)           Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date.  In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, for so long as such “tail” policy shall be maintained in full force and effect.  If for any reason such “tail” policy is no longer effective or does not apply to any claim that would be covered under the Company’s directors’ and officers’ liability insurance prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Company shall maintain in effect a directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s current directors’ and officers’ liability insurance policy, on terms with respect to the coverage and amounts that are equivalent to those of the Company’s current directors’ and officers’ liability insurance policy; provided, however, in satisfying its obligations under this Section 7.06(b), Parent and the Surviving Company shall not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.06(b) of the Company Disclosure Letter), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(c)           If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.06.

(d)           The obligations set forth in this Section 7.06 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.06(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.06(b) (and their heirs and representatives).  The provisions of this Section 7.06 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Person of the Company and his or her heirs and personal representatives with full rights of enforcement as if a party hereto, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the certificate of incorporation or bylaws of the Company or any contract or Applicable Law.

Section 7.07         Letter of the Company’s Accountants.  The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of SingerLewak LLP, dated no more than two business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 7.08         Listing.  Prior to the Effective Time, Parent shall use all reasonable efforts to obtain authorization for listing on the New York Stock Exchange of the shares of Parent Common Stock issuable and required to be reserved for issuance in connection with the First Merger, subject to official notice of issuance.

Section 7.09         Section 16 Matters.  Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the First Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.  If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time, then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock in connection with the First Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.  For purposes of this Section 7.09, “Section 16 Information” means the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the First Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the First Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the First Merger.

Section 7.10         Board Composition.  Parent shall appoint one member of the Company Board of Directors who is not an employee of the Company, which individual shall be mutually and reasonably agreed to by the parties, as a member of the Parent Board of Directors effective as of the Effective Time.

Section 7.11         FIRPTA Certificate.  If the Company Common Stock is not traded on NASDAQ immediately before the Effective Time, at or prior to Closing, the Company shall deliver to Parent an affidavit stating, under penalty of perjury, that the Company is not, and has not been during the applicable period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation”, dated as of the Closing Date and in form and substance as required under Treasury Regulation Section 1.897-2(h).

ARTICLE 8.
CONDITIONS TO THE TRANSACTION

Section 8.01         Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the First Merger are subject to the satisfaction of the following conditions:

(a)           Required Company Stockholder Approval.  This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

(b)           Governmental Approvals.  (i) The waiting period applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated, (ii) any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws of the United States shall have expired or been terminated, and (iii) any clearances, consents, approvals, orders and authorizations of the Governmental Authorities in the United States that are required by the Antitrust Laws shall have been obtained.

(c)           No Injunction.  No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a Governmental Authority of competent jurisdiction in the United States shall be in effect, and no Applicable Law enacted or adopted by a Governmental Authority of competent jurisdiction in the United States shall have been enacted, in each case, which makes consummation of the Transaction illegal.

(d)           Effectiveness of Registration Statement.  The Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order.

Section 8.02         Conditions to the Obligations of Parent, Merger Sub and Second Merger Sub.  The obligations of Parent, Merger Sub and Second Merger Sub to consummate the First Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties made by the Company in Sections 4.01(a), 4.02, 4.05(a) and (c), 4.23 and 4.24 (collectively, the “Company Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 4.05(a) and (c) shall be deemed to be accurate in all material respects unless the Company’s fully diluted capitalization as of the date specified in Section 4.05(a) and (c) exceeds the amounts set forth in Section 4.05(a) and (c) and Section 4.05(a) and (c) of the Company Disclosure Schedule by more than 1.0% of the Company’s fully diluted capitalization) and (B) without giving effect to any “Company Material Adverse Effect” or other materiality qualifications contained in Section 4.01; and

(ii)           Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date) except, in each case, including the parenthetical set forth in this clause (ii), where the failure to be so accurate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)           Covenants.  The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

(d)           Executed Agreements and Documents.  Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)            a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been duly satisfied; and

(ii)           written resignations of all directors and officers of the Company, to be effective as of the Effective Time.

(e)           Litigation.  There shall not be pending, or threatened in writing, by a Governmental Authority of competent jurisdiction in the United States any Proceeding (i) that challenges or seeks to prohibit the consummation of the Transaction on the terms, and conferring upon Parent and the Surviving Company all of their respective rights and benefits, contemplated herein, (ii) that seeks to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Company, (iii) that would materially and adversely affect the right of the Surviving Company to own the assets or operate the business of the Acquired Companies or (iv) that seeks to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Transaction.

Section 8.03         Conditions to the Obligations of the Company.  The obligations of the Company to consummate the First Merger are subject to the satisfaction of the following further conditions:

(a)           Representations and Warranties.

(i)            Each of the representations and warranties made by Parent, Merger Sub and Second Merger Sub in Sections 5.01(a), 5.02, 5.05(a) and (c) (collectively, the “Parent Fundamental Representations”) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, in each case (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 5.05(a) and (c) shall be deemed to be accurate in all material respects unless Parent’s fully diluted capitalization as of the date specified in Section 5.05 exceeds the amounts set forth in Section 5.05 and Section 5.05 of the Parent Disclosure Schedule by more than 1.0% of Parent’s fully diluted capitalization) and (B) without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications contained in Section 5.01; and

(ii)           Each of the representations and warranties made by Parent, Merger Sub and Second Merger Sub in this Agreement other than the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date), except, in each case, including the parenthetical set forth in this clause (ii), where the failure to be so accurate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, without giving effect to any “Parent Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b)           Covenants.  The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)           No Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

(d)           Executed Agreements and Documents.  The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)            a certificate executed on behalf of Parent by a duly authorized officer thereof certifying that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”); and

(ii)           the written opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, referred to in Section 6.07(c), dated as of the Closing Date, and such opinion shall not have been withdrawn, revoked or modified.

(e)           Listing of Parent Common Stock.  The shares of Parent Common Stock issuable to Company Stockholders pursuant to this Agreement shall have been authorized for listing on the New York Stock Exchange, upon official notice of issuance.

ARTICLE 9.
TERMINATION

Section 9.01         Termination.  This Agreement may be terminated and the First Merger and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding, except as indicated in Section 9.01(e), the receipt of the Required Company Stockholder Approval):

(a)           by mutual written agreement of the Company and Parent;

(b)           (i) by mutual agreement of Parent and the Company, if the Transaction has not been consummated on or before December 15, 2010 based on a mutual good faith determination (which will be evaluated by each party promptly following the request of the other party) that each of the conditions set forth in Section 8.01(b), Section 8.01(c) or Section 8.02(e) (as they relate to applicable Antitrust Laws) would not likely be satisfied on or before March 15, 2011 (the “End Date”), or (ii) by either the Company or Parent, if the Transaction has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to Section 9.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement resulted in the failure of the Transaction to be consummated by such time;

(c)           by either Parent or the Company, if a Governmental Authority of competent jurisdiction in the United States shall have issued any order, injunction or other decree or taken any other similar action, in each case, which has become final and non-appealable and which permanently prohibits the Transaction; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to any party whose breach of, or failure to perform, any provision of this Agreement has been a cause of, or resulted in, the issuance of such order, injunction or other decree;

(d)           by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d) if the failure to obtain such stockholder approval results from a breach of, or failure to perform any provision of, this Agreement by such party at or prior to the Effective Time;

(e)           by Parent at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval if a Triggering Event shall have occurred;

(f)            by the Company if prior to the adoption of this Agreement by the Required Company Stockholder Approval the Company Board of Directors shall have effected a Change of Board Recommendation in respect of a Superior Proposal in accordance with Section 6.03(f), and simultaneously with such termination is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal;

(g)           by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied and in the case of each of clauses (i) and (ii), the Company shall have failed to cure such inaccuracy or breach during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”); provided, however, that Parent may not terminate this Agreement under this Section 9.01(g) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period and Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if any of Parent, Merger Sub or Second Merger Sub are then in material breach of any representations, warranties, covenants or other agreements hereunder; or

(h)           by the Company, if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Parent contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied, and in the case of each of clauses (i) and (ii), Parent shall have failed to cure such inaccuracy or breach during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure

Period”); provided, however, that the Company may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period and the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02         Effect of Termination.  If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) neither the Company nor Parent shall be relieved of any intentional breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 7.03 and Article 10, which shall survive any termination of this Agreement.

Section 9.03         Expenses; Termination Fees.

(a)           All fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with (A) the filing, printing and mailing of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b)           If this Agreement is terminated:

(i)            (A) by Parent or the Company pursuant to Section 9.01(b) and (B) at or prior to the date of such termination an Acquisition Proposal shall have been publicly announced or has become publicly known and has not been withdrawn, and (C) within six months following the termination of this Agreement pursuant to Section 9.01(b), the Company enters into a definitive agreement to effect an Acquisition with the Person or Persons who made such Acquisition Proposal, which is subsequently consummated, then the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after consummation of such Acquisition, a nonrefundable fee in the amount equal to $5,200,000 (collectively, the “Company Termination Fee”), plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(ii)           (A) by Parent or the Company pursuant to Section 9.01(d) and (B) at or prior to the date of the Company Stockholder Meeting an Acquisition Proposal shall have been publicly announced or has become publicly known and has not been withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 9.01(d), the Company enters into a definitive agreement to effect an Acquisition, which is subsequently consummated, then the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after consummation of such Acquisition, a nonrefundable fee in the amount equal to Company Termination Fee, plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(iii)          by Parent pursuant to Section 9.01(e) or by the Company pursuant to Section 9.01(f), then the Company shall pay to Parent, in the manner and at the time specified in Section 9.03(c) or Section 9.01(d), as applicable, a nonrefundable fee in the amount equal to the Company Termination Fee, plus the unpaid portion of any amounts payable by the Company to Parent pursuant to Section 9.03(a).

(c)           If this Agreement is terminated by Parent pursuant to Section 9.01(e), then any Company Termination Fee required to be made pursuant to Section 9.03(b)(iii) shall be paid by the Company no later than two Business Days after such termination by wire transfer of immediately available funds to an account designated by Parent.

(d)           If this Agreement is terminated by the Company pursuant to Section 9.01(f), then any Company Termination Fee required to be made pursuant to Section 9.03(b)(iii) shall be paid, by the Company at or prior to the time of such termination by wire transfer of immediately available funds to an account designated by Parent.

(e)           If this Agreement is terminated pursuant to Section 9.01(b)(i), and on such date all of the conditions to Closing set forth in Sections 8.01 or 8.02 (other than the conditions set forth in Section 8.01(b), Section 8.01(c) (as it relates to applicable Antitrust Laws) or Section 8.02(e) (as it relates to applicable Antitrust Laws)) were reasonably capable of being satisfied, then Parent shall pay to the Company $5,000,000 at or prior to the time of such termination by wire transfer of immediately available funds to an account designated by the Company.

(f)            If this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(ii), and on such date all of the conditions to Closing set forth in Article 8 have been satisfied or waived, other than (A) conditions that by their nature are only to be satisfied as of the Closing (and could reasonably be expected to be satisfied if the Closing were to take place) and (B) any of the conditions set forth in Section 8.01(b), Section 8.01(c) (as it relates to applicable Antitrust Laws) or Section 8.02(e) (as it relates to applicable Antitrust Laws), then Parent shall pay to the Company $10,000,000 at or prior to the time of, and as a condition to, such termination (in connection with a termination by Parent) or no later than two Business Days after such termination (in connection with a termination by the Company) by wire transfer of immediately available funds to an account designated by the Company.

(g)           Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the Transaction, (ii) without these agreements, Parent, Merger Sub, Second Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the party receiving such amount (including Merger Sub and Second Merger Sub with respect to a payment to Parent), in the circumstances in which such amount is payable, for any and all losses or damages suffered or incurred by the party receiving such amount (including Merger Sub and Second Merger Sub with respect to a payment to Parent) or any other Affiliate of the party receiving such amount in connection with the matter forming the basis for such termination, and the party receiving such amount (including Merger Sub and Second Merger Sub with respect to payments to Parent) shall not be entitled to bring or maintain any other claim, action or proceeding against any party to this Agreement or any other Person arising out of such matters.

(h)           If either party fails to pay when due any amount payable under this Section 9.03, then (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.03, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(i)            The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(i)         For purposes of this Section 9.03, “Acquisition” shall have the same meaning as an “Acquisition Proposal” except that all references therein to 15% shall be references to 50.1%.

ARTICLE 10.
MISCELLANEOUS

Section 10.01       Notices.  Except as provided in Section 6.01 all notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 6.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Parent, Merger Sub or Second Merger Sub, to:

Calix, Inc.
1035 N. McDowell Boulevard
Petaluma, CA 94954
Attention:  General Counsel
Facsimile No.:  (707) 283-3290

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94062
Attention:  Patrick A. Pohlen
Facsimile No.:  (650) 463-2600
Email:  patrick.pohlen@lw.com

if to the Company, to:

Occam Networks, Inc.
6868 Cortona Drive
Santa Barbara, CA 93117
Attention:  Chief Financial Officer
Facsimile No.:  805.692.2999

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Robert Kornegay
Facsimile No.: 650.493.6811
Email: rkornegay@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105-1126
Attention: Robert Ishii
Facsimile No.: 415.947.2099
Email: rishii@wsgr.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.02       Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 10.03       No Survival of Representations and Warranties.  The representations and warranties of contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 10.04       Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made, subsequent to receipt of the Required Company Stockholder Approval to this Agreement that requires the approval of such Company Stockholders without such approval.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05       Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 10.06       Binding Effect; Benefit; Assignment.

(a)           The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) with respect to Section 7.06 from and after the Effective Time and (ii) the rights of the Company Equityholders to receive the consideration set forth in Article 3 if the First Merger is consummated.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 10.07       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.08       Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

Section 10.09       Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.10       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11       Entire Agreement.  This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits, the Company Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive the terminate of this Agreement.

Section 10.12       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority  of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 10.13       Time is of the Essence.  Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

CALIX, INC

By:	/s/ Kelyn Brannon
Name: Kelyn Brannon
Title: Chief Financial Officer

OCEAN SUB I, INC.

By:	/s/ Kelyn Brannon
Name: Kelyn Brannon
Title: Chief Financial Officer

OCEAN SUB II, LLC

By:	/s/ Kelyn Brannon
Name: Kelyn Brannon
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

OCCAM NETWORKS, INC.

By:	/s/Jeanne Seeley
Name: Jeanne Seeley
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]